Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 No. 333-178639 and 333-172716) of Visteon Corporation,
(2) Registration Statement (Form S-8 No. 333-169695) pertaining to the 2010 Incentive Plan of Visteon Corporation;

of our reports dated February 21, 2019, with respect to the consolidated financial statements and schedule of Visteon Corporation and the effectiveness of internal control over financial reporting of Visteon Corporation included in this Annual Report (Form 10-K) of Visteon Corporation for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Detroit, Michigan
February 21, 2019